As filed with the Securities and Exchange Commission on August 2, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PLANAR SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Oregon	93-0835396
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1195 N.W. Compton Drive, Beaverton, Oregon 97006

(503) 748-1100

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Planar Systems, Inc. 2004 Employee Stock Purchase Plan

(Full title of the Plan)

Gerald K. Perkel

President and Chief Executive Officer

Planar Systems, Inc.

1195 N.W. Compton Drive, Beaverton, Oregon 97006

(503) 748-1100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Gregory E. Struxness, Esq.

Ater Wynne LLP

1331 NW Lovejoy Street, Suite 900

Portland, Oregon 97209

(503) 226-1191

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share (3)	1,000,000 shares	$2.03	2,030,000	$145

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Planar Systems, Inc. 2004 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq National Market System on July 28, 2010.
(3)	Including associated Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced or traded separately from the common stock.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to Instruction E of Form S-8, promulgated pursuant to the Securities Act of 1933, as amended, to register an additional 1,000,000 shares of Planar Systems, Inc. common stock issuable pursuant to its 2004 Employee Stock Purchase Plan. This Registration Statement includes a facing page, this page, the signature page, an Exhibit Index, and Exhibit 5 Legal Opinion, and an accountant’s consent. Pursuant to Instruction E, the content of Planar’s Registration Statement on Form S-8 (No. 333-123684), including the exhibits thereto, are incorporated by reference into this Registration Statement. All previously registered shares may be issued pursuant to Planar’s 2004 Employee Stock Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Beaverton, State of Oregon, on August 2, 2010.

PLANAR SYSTEMS, INC.

By:	/s/ Gerald K. Perkel
Gerald K. Perkel
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald K. Perkel and Scott Hildebrandt, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Witness our hands on the date set forth below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of August 2, 2010.

/s/ Gerald K. Perkel Gerald K. Perkel	President and Chief Executive Officer (Principal Executive Officer)

/s/ Scott Hildebrandt Scott Hildebrandt	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Gregory H. Turnbull Gregory H. Turnbull	Chairman of the Board

/s/ J. Michael Gullard J. Michael Gullard	Director

/s/ Carl W. Neun Carl W. Neun	Director

/s/ E. Kay Stepp E. Kay Stepp	Director

/s/ Steven E. Wynne Steven E. Wynne	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included in signature page in Part II of the Registration Statement)

99.1	Planar Systems, Inc. 2004 Employee Stock Purchase Plan (incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended March 26, 2010, filed with the Securities and Exchange Commission on May 5, 2010)